Exhibit 99.2

Tiga Acquisition Corp. Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Units

November 27, 2020 11:35 AM Eastern Standard Time

SINGAPORE--(BUSINESS WIRE)--Tiga Acquisition Corp. (the “Company”) (NYSE: TINV.U) today announced the closing of its initial public offering of 27,600,000 units, which includes 3,600,000 units issued upon the exercise of the underwriters’ overallotment option, which was exercised in full, at a public offering price of $10.00 per unit, resulting in gross proceeds of $276 million. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. The units began trading on the NYSE under the symbol “TINV.U” on November 24, 2020. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “TINV” and “TINV WS,” respectively.

The Company is led by CEO and Chairman G. Raymond Zage III, founder and CEO of Tiga Investments and former Managing Director and CEO of Farallon Capital Asia, and President and Director Ashish Gupta, Managing Director of Tiga Investments and a former Partner and Portfolio Manager at Farallon Capital Asia.

Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C. are acting as the book-running managers for the offering. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com and Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 1-866-471-2526, Email: prospectus-ny@ny.email.gs.com.

The registration statement relating to the offering of the securities became effective on November 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tiga Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We will seek to capitalize on the more than 46 years of combined financing and investment experience of our founders G. Raymond Zage, III and Ashish Gupta. We believe that the established and diverse investment experience of our founders, who have developed a significant network of deep global relationships, will well-position our sponsor in sourcing and identifying suitable target businesses that may provide opportunities for an attractive risk adjusted return to our shareholders. Our founders have a strong track record of identifying and executing highly differentiated special situations investments and have generated attractive returns for their investors over the past two decades. For more information please visit https://www.tiga-corp.com. The information contained on, or accessible through, the Company’s website is not incorporated by reference into this press release, and you should not consider it a part of this press release.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts
Diana Luo, Tiga Acquisition Corp.
CFO@tigaacquisitioncorp.com